Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Gregory Gin Lazar Partners, Ltd.

(919) 941-5206	(212) 867-1762
rkatz@icagen.com	ggin@lazarpartners.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS FOURTH QUARTER AND

FULL YEAR 2007 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, March 5, 2008 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results for the fourth quarter and year ended December 31, 2007. For the fourth quarter of 2007, the Company reported revenues of $2.9 million and a net loss of $3.6 million. For the year ended December 31, 2007, the Company reported revenues of $21.1 million and a net loss of $10.9 million. As of December 31, 2007, the Company’s cash and cash equivalents totaled $43.5 million. This amount does not include approximately $10.0 million of gross proceeds raised in the Company’s sale of common stock to Pfizer in a private placement, which closed on February 13, 2008.

“Icagen delivered strong progress in advancing our key clinical programs during 2007, with the filing of an investigational new drug application for our novel anti-epileptic compound ICA-105665 and the initiation of a Phase I trial,” noted P. Kay Wagoner, Ph.D., Chief Executive Officer. “We also filed an IND for senicapoc, our novel oral small molecule ion channel blocker, as a potential treatment for asthma and initiated a Phase I trial in January. In addition, we are very pleased with the progress of our collaboration with Pfizer targeting three distinct sodium ion channels for the treatment of pain and related disorders. With our current cash balance, Icagen is well positioned to continue this positive momentum in the coming months, and we look forward to starting Phase II trials in each of our key clinical programs during 2008 provided that our Phase I trials are successful, as well as working closely with Pfizer to identify an IND candidate from our pain program this year.”

Pipeline Update

-

ICA-105665 for Epilepsy and Neuropathic Pain: Icagen expects to receive results during the first quarter of 2008 from its ongoing single dose ascending Phase I clinical trial in healthy male volunteers that is designed to assess the safety, tolerability and pharmacokinetics of this novel compound. Provided that data from this study are supportive, a subsequent study will assess the safety, tolerability and pharmacokinetics of multiple doses. The Company is planning for Phase II proof-of-concept trials and expects to initiate these studies in the third quarter of 2008. In preclinical studies, ICA-105665 has demonstrated activity in a broad spectrum of seizure models including models of treatment-resistant seizures as well as efficacy in certain models of chronic pain. In addition, ongoing preclinical work on a backup series of compounds from a distinct structural class has now progressed into advanced lead optimization. The Company has filed a provisional patent application covering this series of compounds.

-	Senicapoc for Asthma: In January, the U.S. Food and Drug Administration (FDA) accepted the Company’s Investigational New Drug (IND) submission for senicapoc, a novel orally available small molecule inhibitor of the KCa3.1 potassium ion channel, as a potential treatment for asthma. The Company subsequently initiated in January a Phase I clinical study to assess the safety, tolerability and pharmacokinetics in healthy subjects of higher doses of senicapoc than those previously tested in clinical trials for sickle cell disease. The Company expects to initiate a Phase II clinical trial in asthma during the second half of 2008.

-	Sodium and Calcium Channel Pain Programs: In the Company’s multi-target sodium channel and calcium channel programs for neuropathic and inflammatory pain, leads and advanced leads have been identified. The Company has been awarded several patents and has filed numerous additional patent applications in this area. As previously reported, the Company holds a sole exclusive sublicense to the sodium channel target SCN9A. A mutation in the gene coding for SCN9A has been reported to be associated with the congenital inability to feel pain. As also previously reported, the Company entered into a collaboration with Pfizer on three sodium channel targets during the third quarter of 2007.

Corporate Developments

In August 2007, Icagen announced the formation of a research and development collaboration with Pfizer on three sodium channel targets for the treatment of pain and related disorders. The two companies have combined resources to identify compounds that target each of these three ion channels. Pfizer is funding all aspects of the collaboration including the research and preclinical development efforts at Icagen and will have an exclusive worldwide license to commercialize products that result from the collaboration. Under the terms of the agreement, Pfizer is providing $38.0 million in committed funding to Icagen over the first two years of the collaboration, including an initial upfront license fee of $12.0 million which has been previously received, a $5.0 million initial equity investment and a $10.0 million subsequent equity investment, both of which have previously been received, and research and development funding. Icagen is additionally eligible to receive up to an aggregate of $359 million in research, development, regulatory and commercialization milestones for each product. Icagen is also eligible to receive tiered royalties, against which the commercialization milestones are creditable, depending upon sales achieved.

During the second quarter of 2007, the Company announced the formation of a drug discovery and development expert panel, comprised of distinguished academicians and pharmaceutical industry executives. The Company’s drug discovery and development expert panel provides ongoing advice and guidance on key scientific and clinical development issues related to the Company’s portfolio of drug discovery and development programs.

In February 2007, the Company announced the completion of a $22 million private placement. Principal investors in the financing included Greenway Capital, QVT, Venrock Associates, Alta Partners and NovaQuest, an affiliate of Quintiles Transnational Corp, as well as other institutional and other accredited investors.

Richard D. Katz, M.D., Chief Financial Officer, noted, “We were pleased to secure substantial additional funding for the Company during 2007. The proceeds from our private placement, which was completed earlier this year with a broad group of highly regarded institutional investors, combined with the significant funding we received in connection with our partnership with Pfizer, provide the Company with sufficient financial resources to drive the continued advancement of our two clinical programs and portfolio of research programs.”

Full Year 2008 Financial Guidance

o	Revenues are expected to be in the range of $11.0 to $12.0 million, including recognition of $6.0 million of deferred revenue and approximately $5.5 million of research and development funding in connection with the Pfizer collaboration;

o	Research and development expense is expected to be in the range of $22.0 million to $26.0 million;

o	General and administrative expense is expected to be in the range of $6.0 million to $7.0 million;

o	Operating loss is expected to be in the range of $16.0 million to $20.0 million; and

o	Cash used in operations is expected to be in the range of $19.0 million to $23.0 million.

The guidance provided above includes an estimated $2.2 million of stock-based compensation expense under FAS123(R). Information concerning select assumptions will be discussed during the conference call today, Wednesday, March 5, 2008 at 10:00 a.m. Eastern Time.

Financials

Fourth Quarter 2007 Financials

Revenues for the fourth quarter of 2007 totaled $2.9 million, as compared to $1.7 million during the same period in 2006, an increase of 65%. The increase in revenues for the fourth quarter of 2007, as compared to the same period in 2006, was due to an increase in revenue as a result of the formation of the Company’s collaboration with Pfizer during the third quarter of 2007, partially offset by a decrease in revenue due to the termination of the Company’s collaboration with McNeil during the third quarter of 2007.

Operating expenses for the fourth quarter of 2007 were $6.9 million, as compared to $8.3 million for the same period in 2006, a decrease of 16%. The decrease in operating expenses for the fourth quarter of 2007, as compared to the same period in 2006, was primarily due to decreased research and development expenses related to the development of senicapoc for the treatment of sickle cell disease, partially offset by increased research and development expenses related to the development of ICA-105665.

Net loss for the fourth quarter of 2007 was $3.6 million, as compared to $6.2 million for the same period in 2006, a decrease of 43%, due to an increase in revenues and a decrease in operating expenses.

Full Year 2007 Financials

Revenues for 2007 totaled $21.1 million, as compared to $8.4 million during the same period in 2006, an increase of 151%. The increase in revenues for 2007, as compared to 2006, reflects the accelerated recognition of approximately $11.5 million of deferred revenue due to the termination of the McNeil collaboration and an increase in revenue due to the formation of the Pfizer collaboration, partially offset by a decrease in reimbursed research and development costs due to the termination of the McNeil collaboration.

Operating expenses for 2007 were $33.8 million, as compared to $34.7 million for the same period in 2006, a decrease of 3%. The decrease in operating expenses for 2007, as compared to 2006, reflects primarily decreased expenses associated with the development of senicapoc for the treatment of sickle cell disease, partially offset by increased expenses associated with the development of ICA-105665 and the write-off of the capitalized payments that had been made to Children’s Medical Center Corporation in connection with the McNeil collaboration as a result of the termination of this collaboration.

Net loss for 2007 was $10.9 million, as compared to $24.8 million for 2006, a decrease of 56%, due primarily to an increase in revenue as well as a decrease in operating expenses.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Date:	Wednesday, March 5, 2008
Time:	10:00 a.m. Eastern Time
Dial-in (U.S. and Canada):	800-659-1942
Dial-in (International):	617-614-2710
Access code:	86389897
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 12:00 p.m. Eastern Time on March 5, 2008 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	97673664

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November 5, 2007. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc. Condensed Statements of Operations (in thousands, except share and per share data) (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Collaborative research and development revenues:
Research and development fees	$2,875	$488	$17,383	$1,953
Reimbursed research and development costs	—	1,254	3,734	6,467

Total collaborative research and development revenues	2,875	1,742	21,117	8,420
Operating expenses:
Research and development	5,398	6,848	27,854	28,820
General and administrative	1,547	1,452	5,940	5,907

Total operating expenses	6,945	8,300	33,794	34,727

Loss from operations	(4,070)	(6,558)	(12,677)	(26,307)
Other income, net	512	311	1,792	1,499

Net loss	$(3,558)	$(6,247)	$(10,885)	$(24,808)

Net loss per share—basic and diluted	$(0.09)	$(0.28)	$(0.29)	$(1.12)

Weighted average common shares outstanding—basic and diluted	40,796,031	22,312,266	37,432,144	22,219,662

Icagen, Inc. Condensed Balance Sheets (in thousands) (Unaudited)
	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$43,513	$25,131
Other current assets	827	921
Property and equipment, net	1,736	1,566
Technology licenses and related costs, net	465	2,183
Other long-term assets	116	1,014

Total assets	$46,657	$30,815

Liabilities and stockholders’ equity
Current liabilities	$11,444	$6,481
Deferred revenue, less current portion	3,710	11,513
Equipment debt financing, less current portion	757	774
Other non-current liabilities	62	—

Stockholders’ equity	30,684	12,047

Total liabilities and stockholders’ equity	$46,657	$30,815